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                                                                    EXHIBIT 5

                                 April 18, 1997



Innovative Gaming Corporation of America
4750 Turbo Circle
Reno, Nevada  89502

Ladies and Gentlemen:

         We have acted on behalf of Innovative Gaming Corporation of America, a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on April 18, 1997 relating to the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of the Company's Common Stock, $.01 par value issued upon conversion of the Series A Convertible Preferred Stock.

          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         a. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         b. The Shares have been duly authorized, and when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.

                                 Very truly yours,




                                 /S/ Maslon, Edelman, Borman & Brand
                                 A Professional Limited Liability Partnership